Exhibit 99.1
(Logo Omitted)
Teledyne Technologies Incorporated
1049 Camino Dos Rios
Thousand Oaks, CA 91360-2362
NewsRelease
TELEDYNE TECHNOLOGIES REPORTS
FIRST QUARTER RESULTS
THOUSAND OAKS, Calif. – April 22, 2009 – Teledyne Technologies Incorporated (NYSE:TDY)
Teledyne Technologies today reported first quarter 2009 sales of $440.3 million, compared with sales of $451.8 million for the same period of 2008. Net income for the first quarter of 2009 was $20.8 million ($0.57 per diluted share), compared with net income of $27.9 million ($0.77 per diluted share) in the first quarter of 2008.
“Sales decreased 2.5% in the first quarter, as growth in our defense and government business did not offset contracting commercial markets amid the global recession,” said Robert Mehrabian, chairman, president and chief executive officer. “Nonetheless, first quarter earnings were consistent with our outlook issued in January, since we acted swiftly to adjust our cost structure. Employment reductions over the last several months have already equaled six percent of our North American workforce, and we have eliminated the 2009 annual salary increases and the annual grant of employee stock option awards. In addition, by the end of the second quarter 2009, we expect to have closed or relocated five operating sites. Since late last year, we have absorbed operating expenses of approximately $5.3 million, including $3.2 million in the first quarter of 2009, associated with severance, facility relocations and planned product line terminations. Given recent further deterioration in the general aviation, commercial aerospace and global infrastructure markets, 2009 will continue to be a very challenging year. However, we believe the strength of our defense and government businesses, along with aggressive cost controls, should allow Teledyne to outperform in such an environment.”
Review of Operations (comparisons are with the first quarter of 2008, unless noted otherwise)
Electronics and Communications
The Electronics and Communications segment’s first quarter 2009 sales were $310.0 million, compared with $301.3 million, an increase of 2.9%. First quarter 2009 operating profit was $38.3 million, compared with operating profit of $40.3 million, a decrease of 5.0%.
The first quarter 2009 sales improvement resulted from revenue growth in electronic instruments and defense electronics, partially offset by lower sales of other commercial electronics. The revenue growth in electronic instruments was driven by organic sales growth and acquisitions made in 2008. Organic sales growth in electronic instruments primarily reflected increased sales of geophysical sensors for the energy exploration market, partially offset by lower sales of electronic instruments for the environmental monitoring and industrial markets. The revenue growth in defense electronics was primarily driven by acquisitions made in 2008. Lower sales of other commercial electronics reflected reduced sales of avionics, medical manufacturing services and other electronic components. The increase in segment revenue in the first quarter of 2009 from acquisitions made in 2008 was $16.3 million. Operating profit included pension expense under SFAS No. 87 and No. 158, of $2.4 million in the first quarter of 2009, compared with $0.8 million. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $0.6 million in the first quarter of 2009, compared with $0.4 million.
Engineered Systems
The Engineered Systems segment’s first quarter 2009 sales were $88.8 million, compared with $83.5 million, an increase of 6.3%. Operating profit was $8.1 million for both the first quarter of 2009 and the first quarter of 2008.
The first quarter 2009 sales improvement primarily reflected revenue growth in certain manufacturing programs including gas centrifuge service modules for nuclear power applications. Operating profit in the first quarter of 2009 reflected the impact of higher revenue, which was offset by higher pension expense. Pension expense under SFAS No. 87 and No. 158, of $2.7 million in the first quarter of 2009, compared with $1.2 million. Pension expense allocated to contracts pursuant to CAS was $2.4 million in the first quarter of 2009, compared with $1.8 million.
Aerospace Engines and Components
The Aerospace Engines and Components segment’s first quarter 2009 sales were $26.0 million, compared with $46.5 million, a decrease of 44.1%. The first quarter 2009 operating loss was $4.3 million, compared with operating profit of $4.6 million.
Sales were lower in all end markets, including OEM piston engines and aftermarket engines and spare parts, due to lower demand in the general aviation market. The operating loss for the first quarter of 2009 primarily reflected the impact of significantly reduced sales.
Energy and Power Systems
The Energy and Power Systems segment’s first quarter 2009 sales were $15.5 million, compared with $20.5 million, a decrease of 24.4%. The first quarter 2009 operating results were breakeven, compared with operating profit of $2.2 million.
First quarter 2009 sales reflected lower commercial hydrogen generator sales, as well as lower sales in the turbine engine business. Operating results reflected the impact of lower sales and lower margins in the hydrogen generator and turbine engine businesses.
Additional Financial Information (comparisons are with the first quarter of 2008, unless noted otherwise)
Cash Flow
Cash used by operating activities was $7.6 million for the first quarter of 2009, compared with cash provided by operating activities of $22.6 million. The lower cash provided by operating activities in 2009 was primarily due to higher pension contributions of $77.8 million, partially offset by an income tax refund of $30.9 million. Free cash flow (cash from operating activities less capital expenditures) was negative $20.7 million for the first quarter of 2009, compared with free cash flow of $13.9 million and reflected higher pension contributions, partially offset by an income tax refund. At March 29, 2009, total debt was $361.6 million, which includes $355.0 million drawn on available credit lines, as well as other debt and capital lease obligations. Cash and cash equivalents were $21.8 million at March 29, 2009. The company received $0.1 million from the exercise of employee stock options in the first quarter of 2009, compared with $1.8 million. The company paid $0.8 million to repurchase 36,239 shares of Teledyne common stock under a stock repurchase program announced in February 2009. In the first quarter of 2009, Teledyne Instruments acquired an additional 3.4% of ownership in Ocean Design Inc. (“ODI”) for $5.9 million. Teledyne now owns 89.3% of ODI. Capital expenditures for the first quarter of 2009 were $13.1 million, compared with $8.7 million. Depreciation and amortization expense for the first quarter of 2009 was $11.7 million, compared with $10.7 million.

	First	First
Free Cash Flow(a)	Quarter	Quarter
(in millions, brackets indicate use of funds)	2009	2008
Cash provided by operating activities	$(7.6)	$22.6
Capital expenditures for property, plant and equipment	(13.1)	(8.7)

Free cash flow	(20.7)	13.9
Pension contribution, net of taxes	48.6	1.3

Adjusted free cash flow	$27.9	$15.2

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. Adjusted free cash flow eliminates the impact of pension contributions on a net of tax basis. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow, including the impact of voluntary and required pension contributions. The pension contribution in 2009 was voluntary.
Pension
Pension expense was $5.6 million for the first quarter of 2009 compared with $2.3 million. Pension expense allocated to contracts pursuant to CAS was $3.1 million for the first quarter of 2009 compared with $2.3 million. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.
Income Taxes
The effective tax rate for the first quarter of 2009 was 39.3% compared with 35.1%. The effective tax rate for the first quarter of 2009 reflects additional income tax expense of $0.3 million primarily related to the impact of California income tax law changes. Excluding this item, the company’s effective tax rate for the first quarter of 2009 would have been 38.3%. The effective tax rate for the first quarter of 2008 reflects the impact of a research and development income tax refund of $1.3 million for the 2007 tax year. Excluding this item, the company’s effective tax rate for the first quarter of 2008 would have been 37.9%.
Stock Option Compensation Expense
For the first quarter of 2009, the company recorded a total of $1.6 million in stock option expense, of which $0.5 million was recorded as corporate expense and $1.1 million was recorded in the operating segment results. For the first quarter of 2008, the company recorded a total of $1.9 million in stock option expense, of which $0.7 million was recorded as corporate expense and $1.2 million was recorded in the operating segment results. The lower 2009 amount reflects the decision to eliminate the annual employee stock option grant that has generally been made in the first quarter of each year.

Other
Interest expense, net of interest income, was $1.1 million for the first quarter of 2009, compared with $3.0 million, and primarily reflected lower average interest rates, partially offset by the impact of higher outstanding debt levels. Other income and expense included higher royalty income and more favorable foreign currency translation impacts. Corporate expense was $6.8 million for the first quarter of 2009, compared with $7.5 million and primarily reflected lower professional fees expense and lower compensation expense. Minority interest reflects the minority ownership interests in ODI and Teledyne Energy Systems, Inc. Effective December 29, 2008, Teledyne Technologies adopted the provisions of Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141R, “Business Combinations” (“SFAS No. 141R”) and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (“SFAS No. 160”). In connection with the adoption, and in compliance with EITF Topic D-98, the Company restated the prior year balance sheet to reflect both the minority interest in the earnings of ODI and the fair value of the obligation to purchase the remaining shares of ODI of $24.2 million at fiscal year end 2008. The Company also recorded a corresponding $24.2 million decrease to retained earnings at fiscal year end 2008.
Outlook
Based on its current outlook, the company’s management believes that second quarter 2009 earnings per diluted share will be in the range of approximately $0.64 to $0.68 The full year 2009 earnings per diluted share outlook is expected to be in the range of approximately $2.70 to $2.80. The outlook for the second quarter and full year 2009 reflects a reduction in sales for the company’s Aerospace Engines and Components segment. In addition, the full year outlook reflects a contraction in sales of marine instruments, which serve the offshore exploration market, especially in the second half of 2009. The company’s estimated effective tax rate for 2009 is expected to be 38.3%, excluding anticipated tax credits totaling $2.5 million during 2009.
The outlook reflects adjustments to our cost structure by making employment reductions and eliminating 2009 annual salary increases and the annual grant of employee stock option awards. In addition, by the end of the second quarter, it is expected that five operating sites will have either been closed or relocated.
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, directly and indirectly relating to earnings, growth opportunities, product sales, pension matters, stock option compensation expense, taxes and strategic plans. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Many factors, including continuing disruptions in the global economy, insurance and credit markets, changes in demand for products sold to the defense electronics, instrumentation and energy exploration and production, commercial aviation, semiconductor and communications markets, funding, continuation and award of government programs, continued liquidity of our customers (including commercial and military aviation customers) and availability of credit to our customers could change the anticipated results. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company’s pension assets.
Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs, and affect the composition, funding or timing of our programs. Flight restrictions would negatively impact the market for general aviation aircraft piston engines and components. The new leadership of the U.S. Government could result, over time, in reductions in defense spending and further changes in programs in which the company participates.
The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.
Teledyne Technologies’ growth strategy includes possible acquisitions. The company cannot provide any assurance as to when, if or on what terms any other acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses and retain customers and to achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses outside of the United States, including those arising from U.S. and foreign government policy changes or actions and exchange rate fluctuations.
Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2008 Annual Report on Form 10-K. The company assumes no duty to update forward-looking statements.
A live webcast of Teledyne Technologies’ first quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Wednesday, April 22, 2009. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Wednesday, April 22, 2009.

Investor Contact:	Jason VanWees
(805) 373-4542

Media Contact:	Robyn McGowan
(805) 373-4540
###

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED
MARCH 29, 2009 AND MARCH 30, 2008
(Unaudited — In millions, except per share amounts)

	First	First
	Quarter	Quarter
	2009	2008
Net sales	$440.3	$451.8
Costs and expenses:
Costs of sales	313.8	315.3
Selling, general and administrative expenses	91.2	88.8

Total costs and expenses	405.0	404.1

Income before other income and (expense) and taxes	35.3	47.7
Other income (expense), net	0.4	(0.2)
Interest expense, net	(1.1)	(3.0)

Income before income taxes	34.6	44.5
Provision for income taxes (a)	13.6	15.6

Net income	21.0	28.9
Less: Net income attributable to minority interests	(0.2)	(1.0)

Net income attributable to Teledyne Technologies	$20.8	$27.9

Diluted earnings per common share	$0.57	$0.77

Weighted average diluted common shares outstanding	36.5	36.3

(a)	The first quarter of 2009 includes additional income tax expense of $0.3 million primarily related to the impact of California income tax law changes. The first quarter of 2008 includes income tax credits of $1.3 million.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT (LOSS)
FOR THE THREE MONTHS ENDED
MARCH 29, 2009 AND MARCH 30, 2008
(Unaudited — In millions)

	First	First
	Quarter 2009	Quarter 2008	% Change
Net sales:
Electronics and Communications	$310.0	$301.3	2.9%
Engineered Systems	88.8	83.5	6.3%
Aerospace Engines and Components	26.0	46.5	(44.1)%
Energy and Power Systems	15.5	20.5	(24.4)%

Total net sales	$440.3	$451.8	(2.5)%

Operating profit (loss) and other segment income:
Electronics and Communications	$38.3	$40.3	(5.0)%
Engineered Systems	8.1	8.1	—
Aerospace Engines and Components	(4.3)	4.6	*
Energy and Power Systems	—	2.2	*

Segment operating profit (loss) and other segment income	42.1	55.2	(23.7)%
Corporate expense	(6.8)	(7.5)	(9.3)%
Other income (expense), net	0.4	(0.2)	*%
Interest expense, net	(1.1)	(3.0)	(63.3)%

Income before income taxes	34.6	44.5	(22.2)%
Provision for income taxes (a)	13.6	15.6	(12.8)%

Net income	21.0	28.9	(27.3)%
Less: Net income attributable to minority interests	(0.2)	(1.0)	(80.0)%

Net income attributable to Teledyne Technologies	$20.8	$27.9	(25.4)%

(a)	The first quarter of 2009 includes additional income tax expense of $0.3 million primarily related to the impact of California income tax law changes. The first quarter of 2008 includes income tax credits of $1.3 million.

*	percentage change not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
MARCH 29, 2009 AND DECEMBER 28, 2008
(Current period unaudited – In millions)

	March 29,	December 28,
	2009	2008
ASSETS
Cash and cash equivalents	$21.8	$20.4
Accounts receivable, net	276.8	281.4
Inventories, net	205.0	207.0
Deferred income taxes, net	39.9	42.6
Prepaid expenses and other assets	20.7	41.6

Total current assets	564.2	593.0

Property, plant and equipment, net	206.4	202.6
Deferred income taxes, net	88.4	89.2
Goodwill and acquired intangible assets, net	610.1	619.5
Other assets, net	30.4	30.2

Total assets	$1,499.5	$1,534.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$106.5	$108.2
Accrued liabilities	200.2	202.4
Current portion of long-term debt and capital lease	0.9	1.1

Total current liabilities	307.6	311.7

Long-term debt and capital lease obligation	360.7	332.1
Other long-term liabilities	286.7	355.5

Total liabilities	955.0	999.3
Redeemable minority interest	21.6	28.3
Total stockholders’ equity	522.9	506.9

Total liabilities and stockholders’ equity	$1,499.5	$1,534.5